UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )

FTS International, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01

(Title of Class of Securities)

30283W302

(CUSIP Number)

November 19, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 14,297

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 14,297

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,297

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) outstanding as of November 19, 2020, as disclosed by FTS International, Inc. (the “Issuer”) in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 19, 2020 (the “8-K”).

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXVIIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 22,557

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 22,557

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,557

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 5,310

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 5,310

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,310

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

** Denotes less than.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 74,037

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 74,037

9	Aggregate Amount Beneficially Owned by Each Reporting Person 74,037

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.5%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIIR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,774

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,774

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,774

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 37,212

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 37,212

9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,212

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVR CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,870

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,870

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,870

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 33,150

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 33,150

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,150

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 19,638

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 19,638

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,638

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XXXIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 22,962

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 22,962

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,962

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XL CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 26,364

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 26,364

9	Aggregate Amount Beneficially Owned by Each Reporting Person 26,364

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 27,023

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 27,023

9	Aggregate Amount Beneficially Owned by Each Reporting Person 27,023

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,245

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,245

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,245

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 32,490

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 32,490

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,490

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 39,945

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 39,945

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,945

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLV CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 18,761

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 18,761

9	Aggregate Amount Beneficially Owned by Each Reporting Person 18,761

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVI CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 29,374

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 29,374

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,374

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 30,429

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 30,429

9	Aggregate Amount Beneficially Owned by Each Reporting Person 30,429

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLVIII CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 21,509

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 21,509

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,509

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares XLIX CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 21,509

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 21,509

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,509

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares L CLO Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 22,823

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 22,823

9	Aggregate Amount Beneficially Owned by Each Reporting Person 22,823

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,706

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,706

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,706

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

**Denotes less than.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Future Fund Board of Guardians

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Australia

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,847

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,847

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,847

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Transatlantic Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 32,573

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 32,573

9	Aggregate Amount Beneficially Owned by Each Reporting Person 32,573

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons RSUI Indemnity Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New Hampshire

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 16,139

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 16,139

9	Aggregate Amount Beneficially Owned by Each Reporting Person 16,139

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons CION Ares Diversified Credit Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,922

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,922

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,922

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

** Denotes less than.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Credit Hedge Fund LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 4,000

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

** Denotes less than.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Enhanced Credit Opportunities Master Fund II, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,252

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,252

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,252

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 **0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

** Denotes less than.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Lucent Technologies Inc. Master Pension Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization New Jersey

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 24,770

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 24,770

9	Aggregate Amount Beneficially Owned by Each Reporting Person 24,770

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Institutional High Yield Master Fund LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 11,678

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 11,678

9	Aggregate Amount Beneficially Owned by Each Reporting Person 11,678

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Institutional Credit Fund, LP

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,011

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,011

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,011

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Future Fund Board of Guardians for and on behalf of Medical Research Future Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Australia

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 24,511

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 24,511

9	Aggregate Amount Beneficially Owned by Each Reporting Person 24,511

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI GLOBAL MASTER FUND PLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Ireland

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 48,272

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 48,272

9	Aggregate Amount Beneficially Owned by Each Reporting Person 48,272

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.4%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Investments Canada Company – U.S. High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 19,996

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 19,996

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,996

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%*

12	Type of Reporting Person FI

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Institutional Investments Trust - High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 118,543

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 118,543

9	Aggregate Amount Beneficially Owned by Each Reporting Person 118,543

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.9%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons SEI Institutional Managed Trust - High Yield Bond Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 66,438

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 66,438

9	Aggregate Amount Beneficially Owned by Each Reporting Person 66,438

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.5%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 47,004

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 47,004

9	Aggregate Amount Beneficially Owned by Each Reporting Person 47,004

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.3%*

12	Type of Reporting Person OO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management Holdings L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person PN

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management Corporation

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person CO

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Voting LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Management GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

CUSIP No. 30283W302		Schedule 13G

1	Names of Reporting Persons Ares Partners Holdco LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 1,035,941

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 1,035,941

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,941

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 7.6%*

12	Type of Reporting Person OO (Limited Liability Company)

* The calculation of the percentage of outstanding shares is based on 13,687,620 shares of Class A Common Stock outstanding as of November 19, 2020 as disclosed by the Issuer in the 8-K.

Item 1.
	(a)	Name of Issuer: FTS International, Inc. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices: 777 Main Street, Suite 2900 Fort Worth, TX 76102

Item 2.
(a)

Name of Person Filing:
Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons”.  This statement is filed on behalf of the Ares Direct Holders (as defined below), Ares Management LLC, Ares Management Holdings L.P. (“Ares Management Holdings”), Ares Holdco LLC (“Ares Holdco”), Ares Holdings Inc. (“Ares Holdings”), Ares Management Corporation (“Ares Management”), Ares Voting LLC (“Ares Voting”), Ares Management GP LLC (“Ares Management GP”) and Ares Partners Holdco LLC (“Ares Partners”).

	(b)	Address or Principal Business Office: The business address of each Reporting Person is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.
(c)

Citizenship of each Reporting Person is:
Each of Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Voting, Ares Management GP and Ares Partners is organized in the State of Delaware.

The place of organization of each Ares Direct Holder is set forth on the cover pages to this Schedule 13G and incorporated herein by reference.

	(d)	Title of Class of Securities: Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”)
	(e)	CUSIP Number: 30283W302

Item 3.
Not applicable.

Item 4.	Ownership

Ownership (a-b)

On September 22, 2020, the Issuer and certain of its affiliates (collectively, the “Debtors”) filed petitions for voluntary relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

On November 4, 2020, the Bankruptcy Court entered an order approving and confirming the Debtors’ Joint Prepackaged Plan of Reorganization (as amended, modified or supplemented from time to time, the “Plan”).  On November 19, 2020 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied or waived and the Issuer emerged from Chapter 11.

Pursuant to the Plan, all outstanding obligations under the Issuer’s 6.25% senior secured notes due May 1, 2022 (the “Notes”) issued pursuant to the Indenture, dated as of April 16, 2014, among the Issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee (the “Indenture”), were cancelled, and the Indenture was terminated, except to the limited extent expressly set forth in the Plan.  Additionally, on the Effective Date, the Term Loan Agreement, dated as of April 16, 2014, by and among the Issuer, the lenders party thereto and Wilmington Savings Fund Society, FSB, as successor administrative agent (the “Term Loan Agreement”), was cancelled except to the limited extent expressly set forth in the Plan.  Pursuant to the Plan, the holders of the Notes, together with the holders of claims under the Term Loan Agreement, received shares of Class A Common Stock equal to their proportionate shares of a distribution of 90.1% of the new equity securities of the Issuer, as reorganized under the Plan (subject to dilution upon the exercise of warrants to purchase Class A Common Stock issued by the Issuer on the Effective Date, and certain equity securities issuable under the Issuer’s Amended and Restated Equity Incentive Compensation Plan).  As a result of the foregoing transactions, the Ares Direct Holders, as former holders of the Notes and claims under the Term Loan Agreement, acquired beneficial ownership of the Class A Common Stock reported in this Schedule 13G.

The ownership information presented below sets forth the number of shares and percentage of the Class A Common Stock that each Ares Direct Holder beneficially owns or may be deemed to beneficially own as of the filing date of this Schedule 13G, based on 13,687,620 shares of Class A Common Stock issued and outstanding as of November 19, 2020 (as disclosed by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2020).  The Reporting Persons collectively beneficially own, or may be deemed to beneficially own, an aggregate of 1,035,941 shares of Class A Common Stock.  Such shares of Class A Common Stock are held of record by the Reporting Persons listed under the heading “Ares Direct Holder” in the table below (each, an “Ares Direct Holder,” and collectively, the “Ares Direct Holders”) in the amounts set forth opposite each such Ares Direct Holder’s respective name.

Ares Direct Holder	Shares of Class A Common Stock Held of Record	Percent of Class
Ares XXVII CLO Ltd.	14,297	0.1%
Ares XXVIIIR CLO Ltd.	22,557	0.2%
Ares XXIX CLO Ltd.	5,310	*0.1%
Ares XXXIR CLO Ltd.	74,037	0.5%
Ares XXXIIR CLO Ltd.	23,774	0.2%
Ares XXXIV CLO Ltd.	37,212	0.3%
Ares XXXVR CLO Ltd.	27,870	0.2%
Ares XXXVII CLO Ltd.	33,150	0.2%
ARES XXXVIII CLO LTD.	19,638	0.1%
Ares XXXIX CLO Ltd.	22,962	0.2%
Ares XL CLO Ltd.	26,364	0.2%
Ares XLI CLO Ltd.	27,023	0.2%
Ares XLII CLO Ltd.	16,245	0.1%

Ares XLIII CLO Ltd.	32,490	0.2%
Ares XLIV CLO Ltd.	39,945	0.3%
Ares XLV CLO Ltd.	18,761	0.1%
Ares XLVI CLO Ltd.	29,374	0.2%
Ares XLVII CLO Ltd.	30,429	0.2%
Ares XLVIII CLO Ltd.	21,509	0.2%
Ares XLIX CLO Ltd.	21,509	0.2%
Ares L CLO Ltd.	22,823	0.2%
Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.	2,706	*0.1%
Future Fund Board of Guardians	23,847	0.2%
Transatlantic Reinsurance Company	32,573	0.2%
RSUI Indemnity Company	16,139	0.1%
CION Ares Diversified Credit Fund	2,922	*0.1%
Ares Credit Hedge Fund LP	4,000	*0.1%
Ares Enhanced Credit Opportunities Master Fund II, Ltd.	2,252	*0.1%
Lucent Technologies Inc. Master Pension Trust	24,770	0.2%
Ares Institutional High Yield Master Fund LP	11,678	0.1%
Ares Institutional Credit Fund, LP	23,011	0.2%
Future Fund Board of Guardians for and on behalf of Medical Research Future Fund	24,511	0.2%
SEI GLOBAL MASTER FUND PLC	48,272	0.4%
SEI Investments Canada Company — U.S. High Yield Bond Fund	19,996	0.1%
SEI Institutional Investments Trust - High Yield Bond Fund	118,543	0.9%
SEI Institutional Managed Trust - High Yield Bond Fund	66,438	0.5%
Touchstone Funds Group Trust - Touchstone Credit Opportunities II Fund	47,004	0.3%

* Denotes less than.

Ares Management LLC (via its various affiliated management entities) has direct or indirect power to vote and/or dispose of the shares of Class A Common Stock held by each Ares Direct Holder, and accordingly, Ares Management LLC may be deemed to have beneficial ownership of the shares of Class A Common Stock reported herein.  The sole member of Ares Management LLC is Ares Management Holdings, and the general partner of Ares Management Holdings is Ares Holdco.  The sole member of Ares Holdco is Ares Holdings.  The sole stockholder of Ares Holdings is Ares Management.  Ares Management GP is the sole holder of the Class B Common Stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”).  Pursuant to Ares Management’s Certificate of Incorporation in effect as of the date of this Schedule 13G, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met.  The sole member of both Ares Management GP and Ares Voting is Ares Partners.  Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Michael R. McFerran, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”).  Mr. Ressler generally has veto authority over decisions by the Board Members.

Each of the Reporting Persons (other than the Ares Direct Holders, in each case, solely with respect to the shares of Class A Common Stock held of record by each such Ares Direct Holder as set forth above), the Board Members and the other directors, officers, partners, stockholders, members and managers of the Reporting Persons, expressly disclaims beneficial ownership of the shares of Class A Common Stock reported herein for purposes of Section 13(d) of the Act and the rules under Section 13(d) of the Act.

(c) The information contained on the cover pages to this Schedule 13G is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.                          Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 8, 2020

Ares XXVII CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXVIIIR CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXIX CLO Ltd.
By:	Ares CLO Management XXIX, L.P.
Its:	Asset Manager
By:	Ares CLO GP XXIX, LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIR CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIIR CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIV CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVR CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVII CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXVIII CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XXXIX CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XL CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLI CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLII CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIII CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIV CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLV CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVI CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVII CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLVIII CLO Ltd.
By:	Ares CLO Management II LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares XLIX CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares L CLO Ltd.
By:	Ares CLO Management LLC
Its:	Asset Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Credit Strategies Insurance Dedicated Fund Series Interests of the SALI Multi-Series Fund, L.P.
By:	Ares Management LLC
Its:	Investment Subadvisor

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Future Fund Board of Guardians
By:	Ares Enhanced Investment Strategy Advisor IV, L.P.
Its:	Investment Manager
By:	Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Transatlantic Reinsurance Company
By:	Ares ASIP VII Management, L.P.
Its:	Portfolio Manager
By:	Ares ASIP VII GP, LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

RSUI Indemnity Company
By:	Ares ASIP VII Management, L.P.
Its:	Portfolio Manager
By:	Ares ASIP VII GP, LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

CION Ares Diversified Credit Fund
By:	Ares Capital Management II LLC
Its:	Investment Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Credit Hedge Fund LP
By:	Ares Capital Management III LLC
Its:	Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Enhanced Credit Opportunities Master Fund II, Ltd.
By:	Ares Enhanced Credit Opportunities Investment Management II, LLC
Its:	Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Lucent Technologies Inc. Master Pension Trust
By:	Alcatel-Lucent Investment Managed Corporation
Its:	Named Fiduciary
By:	Ares Management LLC
Its:	Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Institutional High Yield Master Fund LP
By:	Ares Management LLC
Its:	Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Institutional Credit Fund, LP
By:	Ares Management LLC
Its:	Investment Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Future Fund Board of Guardians for Medical Research Future Fund
By:	Ares Enhanced Loan Investment Strategy Advisor IV, L.P.
Its:	Investment Manager
By:	Ares Enhanced Loan Investment Strategy Advisor IV, GP, LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Global Master Fund PLC
By:	Ares Management LLC
Its:	Portfolio Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Investments Canada Company — U.S. High Yield Bond Fund
By:	Ares Management LLC
Its:	Portfolio Manager

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Institutional Investments Trust - High Yield Bond Fund
By:	Ares Management LLC
Its:	Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

SEI Institutional Managed Trust
By:	Ares Management LLC
Its:	Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Touchstone Funds Group Trust — Touchstone Credit Opportunities II Fund
By:	Ares Capital Management II LLC
Its:	Sub-Adviser

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Holdings L.P.

By:	Ares Holdco LLC
Its:	General Partner

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Holdco LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Holdings Inc.

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management Corporation

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Management GP LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Voting LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

Ares Partners Holdco LLC

Signed:	/s/ Naseem Sagati Aghili
Name:	Naseem Sagati Aghili
Title:	Authorized Signatory

LIST OF EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement